Ex. 99.1
XPEL Reports Record Revenue of $70.1 Million in Fourth Quarter 2021; Fourth Quarter Revenue Increase of 44.3%; Full Year Revenue Increase of 63.1%

San Antonio, TX – February 28, 2022 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights:

•Revenue increased 44.3% to $70.1 million compared to fourth quarter 2020. Organic revenue growth was 27.0%.

•EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) grew 23.7% to $10.0 million, or 14.2% of revenue compared to $8.1 million, or 16.6% of revenue in fourth quarter 2020.1

Year End 2021 Highlights:

•Revenue increased 63.1% to $259.3 million as compared to $158.9 million in the prior year. Organic revenue growth was 52.9%.

•Net income increased by 72.7% to $31.6 million, or $1.14 per basic and diluted share, compared to $18.3 million, or $0.66 per basic and diluted share, in 2020.

•EBITDA grew 74.5% to $44.1 million, or 17.0% of revenue, as compared to $25.3 million, or 15.9% in the prior year.1

In the quarter, the Company incurred negative operating margin impacts of $1.8 million in higher labor costs in its acquired Dealership Services division due to low new car inventory and $0.8 million in one-time costs resulting from inventory availability pursuant to a facility move which will reverse in 2022. Normalizing for these items, EBITDA would have been $12.6 million or 18% of revenue and gross margin as a percent of revenue would have been 38.9%.

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We are really proud of what has been an amazing year for the entire XPEL team. In addition to achieving record growth, we closed and integrated seven acquisitions that will set us up for success in 2022 particularly as new car inventory rebuilds through the year.”

For the Quarter Ended December 31, 2021:

Revenue. Revenue increased approximately $21.5 million, or 44.3%, to $70.1 million as compared to $48.6 million in the fourth quarter of the prior year.

Gross Margin. Gross margin was 35.2% compared to 32.8% in the fourth quarter of 2020.

Expenses. Operating expenses increased to $16.2 million, or 23.0% of revenue, compared to $8.6 million, or 17.7% of revenue in the prior year period.

Net income. Net income was $6.2 million, or $0.22 per basic and diluted share, versus net income of $6.1 million, or $0.22 per basic and diluted share in the fourth quarter of 2020.

EBITDA. EBITDA was $10.0 million, or 14.2% of revenue, compared to $8.1 million, or 16.6% of revenue in the fourth quarter of the prior year.1

For the Year Ended December 31, 2021:

Revenue. Revenue increased approximately $100.3 million, or 63.1%, to $259.3 million as compared to $158.9 million in the prior year.

Gross Margin. Gross margin was 35.7% compared to 34.0% for full year 2020.

Expenses. Operating expenses increased to $52.6 million, or 20.3% of revenue, compared to $30.7 million, or 19.3%, of revenue in full year 2020.

Net income. Net income was $31.6 million, or $1.14 per basic and diluted share, versus net income of $18.3 million, or $0.66 per basic and diluted share in full year 2020.

EBITDA. EBITDA was $44.1 million, or 17.0% of revenue, compared to $25.3 million, or 15.9% of revenue in the prior year.1

Conference Call Information

The Company will host a conference call and webcast today, February 28, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter and year end 2021 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial 888-506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 930015.

A replay of the teleconference will be available until March 30, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 44592.

About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

1 See reconciliation of non-GAAP financial measures below

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL, Inc.
Consolidated Statements of Income

	(Unaudited) Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Revenue
Product revenue	$56,687,599	$42,021,771	$34,909,276	$217,282,531	$136,262,067	$112,204,739
Service revenue	13,444,470	6,585,560	4,586,007	41,980,546	22,662,381	17,728,142
Total revenue	70,132,069	48,607,331	39,495,283	259,263,077	158,924,448	129,932,881

Cost of Sales
Cost of product sales	39,446,147	30,814,288	25,785,422	151,285,632	98,502,279	82,308,256
Cost of service	5,997,149	1,833,831	1,252,725	15,300,458	6,397,160	4,118,366
Total cost of sales	45,443,296	32,648,119	27,038,147	166,586,090	104,899,439	86,426,622
Gross Margin	24,688,773	15,959,212	12,457,136	92,676,987	54,025,009	43,506,259

Operating Expenses
Sales and marketing	5,294,828	2,758,614	2,115,397	18,273,197	9,748,292	7,584,377
General and administrative	10,865,027	5,868,645	5,367,845	34,288,171	20,906,785	18,834,535
Total operating expenses	16,159,855	8,627,259	7,483,242	52,561,368	30,655,077	26,418,912

Operating Income	8,528,918	7,331,953	4,973,894	40,115,619	23,369,932	17,087,347

Interest expense	159,582	76,000	15,015	302,674	249,480	96,646
Foreign currency exchange loss (gain)	251,443	(104,334)	(111,586)	372,974	316,093	40,273

Income before income taxes	8,117,893	7,360,287	5,070,465	39,439,971	22,804,359	16,950,428
Income tax expense	1,914,400	1,271,888	451,991	7,873,109	4,522,668	2,955,356
Net income	6,203,493	6,088,399	4,618,474	31,566,862	18,281,691	13,995,072
Income attributed to non-controlling interest	—	—	8,136	—	—	17,447
Net income attributable to stockholders of the Company	$6,203,493	$6,088,399	$4,610,338	$31,566,862	$18,281,691	$13,977,625

Earnings per share attributable stockholders of the Company
Basic	$0.22	$0.22	$0.17	$1.14	$0.66	$0.51
Diluted	$0.22	$0.22	$0.17	$1.14	$0.66	$0.51
Weighted Average Number of Common Shares
Basic	27,612,597	27,612,597	27,612,597	27,612,597	27,612,597	27,612,597
Diluted	27,612,597	27,612,597	27,612,597	27,612,729	27,612,597	27,612,597

XPEL, Inc.
Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current
Cash and cash equivalents	$9,644,248	$29,027,124
Accounts receivable, net	13,159,036	9,944,213
Inventory, net	51,936,164	22,364,126
Prepaid expenses and other current assets	3,671,657	1,441,749
Income tax receivable	617,141	—
Total current assets	79,028,246	62,777,212
Property and equipment, net	9,898,126	4,706,248
Right-of-use lease assets	12,909,607	5,973,702
Intangible assets, net	32,732,771	5,423,980
Other non-current assets	790,339	486,472
Goodwill	25,655,428	4,472,217
Total assets	$161,014,517	$83,839,831
Liabilities
Current
Current portion of notes payable	$375,413	$2,568,172
Current portion of lease liabilities	2,977,794	1,650,749
Accounts payable and accrued liabilities	32,914,615	16,797,462
Income tax payable	—	183,961
Total current liabilities	36,267,822	21,200,344
Deferred tax liability, net	2,748,283	627,806
Other long-term liabilities	2,630,486	729,408
Borrowings on line of credit	25,000,000	—
Non-current portion of lease liabilities	9,830,128	4,331,214
Non-current portion of notes payable	75,717	3,568,191
Total liabilities	76,552,436	30,456,963
Commitments and Contingencies (Note 15)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,581,483	10,412,471
Accumulated other comprehensive (loss) income	(590,446)	66,215
Retained earnings	74,443,431	42,876,569
Total stockholders’ equity	84,462,081	53,382,868
Total liabilities and stockholders’ equity	$161,014,517	$83,839,831

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	(Unaudited) Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Net Income	$6,203,493	$6,088,399	$4,618,474	$31,566,862	$18,281,691	$13,995,072
Interest	159,582	76,000	15,015	302,674	249,480	96,646
Taxes	1,914,400	1,271,888	451,991	7,873,109	4,522,668	2,955,356
Depreciation	628,559	384,275	260,533	1,887,048	1,274,095	915,918
Amortization	1,080,273	250,245	210,151	2,500,620	955,937	781,105
EBITDA	$9,986,307	$8,070,807	$5,556,164	$44,130,313	$25,283,871	$18,744,097